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                                                                      EXHIBIT 11

               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                        Three months ended       Nine months ended
                                           September 30,           September 30,
                                        -------------------     -------------------
                                         1997         1996       1997         1996
                                        -------     -------     -------     -------
                                            (Unaudited)             (Unaudited)
Primary net earnings                    $15,857     $ 6,317     $27,985     $18,408
Add:  Amortization of original
 issue discount and debt issuance
 costs, net of income tax effect,
 applicable to LYONs                        818         785       2,432       2,322
                                        -------     -------     -------     -------
Fully diluted earnings                  $16,675     $ 7,102     $30,417     $20,730
                                        =======     =======     =======     =======
Weighted average shares outstanding
 during the period                       14,019      13,724      13,928      13,644
 Common stock equivalent
  shares - primary                          980         597         764         605
                                        -------     -------     -------     -------
Common and common stock equivalent
 shares for purpose of calculating
 primary earnings per share              14,999      14,321      14,692      14,249
Incremental shares to reflect
 full dilution                            4,545       4,396       4,718       4,394
                                        -------     -------     -------     -------
Total shares for purpose of
 calculating fully diluted earnings
 per share                               19,544      18,717      19,410      18,643
                                        =======     =======     =======     =======
Primary earnings per share              $  1.06     $   .44     $  1.90     $  1.29
                                        =======     =======     =======     =======
Fully diluted earnings per share        $   .85     $   .38     $  1.57     $  1.11
                                        =======     =======     =======     =======
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